Exhibit 99.1
FOR IMMEDIATE RELEASE

Investor Contact:	Roger Fleischmann	Media Contact:	Jeff Beckman
	Levi Strauss & Co.		Levi Strauss & Co.
	(800) 438-0349		(415) 501-7777
	rfleischmann@levi.com		jbeckman@levi.com
LEVI STRAUSS & CO. ANNOUNCES FOURTH-QUARTER AND
FISCAL-YEAR 2009 FINANCIAL RESULTS
•	Fourth-Quarter Net Income Up

•	Strong Cash Flow and Liquidity

•	Opportunistic Acquisitions Amid Economic Downturn
SAN FRANCISCO (February 9, 2010) — Levi Strauss & Co. (LS&Co.) today announced financial results for the fourth quarter and fiscal year ended November 29, 2009.
Highlights include:

	Three Months Ended	% Change vs. 2008	Fiscal Year Ended	% Change vs. 2008
($ millions)	Nov. 29, 2009	As Reported	Nov. 29, 2009	As Reported
Net revenues	$1,209	(5)%	$4,106	(7)%
Net income	$67	8%	$152	(34)%
Fourth-quarter and full-year net revenues benefited from acquisitions completed in 2009, retail stores opened during the year and growth in most Asia Pacific markets. These contributions to revenue were more than offset by lower U.S. Dockers® and Signature sales, challenging wholesale performance across Europe and continued sales declines in Japan. Full-year net revenues were down 3 percent excluding the negative effects of currency.
Fourth-quarter net income improved compared to the prior year. Operating income declines were more than offset by lower taxes. Full-year net income reflects the decline in net revenue and the investment in acquisitions and retail expansion.
“We ended the year with a higher fourth-quarter net income and an improved liquidity position compared to last year,” said John Anderson, president and chief executive officer. “We are pleased with the progress we have made in a very challenging global economy. The Levi’s® brand is performing well in the Americas and most of our markets in Asia, we completely overhauled our Dockers® business, and we made several strategic investments to position the company for revenue growth in 2010.”
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LS&Co. FY 2009 Results/Add One
February 9, 2010
Fourth Quarter 2009 Highlights
▪	Gross profit in the fourth quarter was essentially flat at $618 million compared with $625 million for the same period in 2008 despite a 5 percent decline in net revenues. Gross margin for the fourth quarter increased to 51.1 percent of revenues compared with 49.2 percent of revenues in the fourth quarter of 2008, reflecting improved Levi’s® performance in the Americas and the positive impact of additional company-operated retail stores.

▪	Selling, general and administrative (SG&A) expenses for the fourth quarter increased to $501 million from $479 million in the same period of 2008. The increase was due to increased selling costs related to additional company-operated retail stores and higher pension expense. Higher SG&A expenses were partially offset by lower advertising and promotion expenses outside the United States and lower organization and distribution costs.

▪	Operating income for the fourth quarter was $118 million compared with $143 million for the same period of 2008, reflecting higher SG&A expenses.
Fiscal Year 2009 Highlights
▪	Gross profit for the fiscal year decreased to $1,973 million compared with $2,140 million in 2008. Gross margin decreased to 48.1 percent of revenues for the year compared with 48.6 percent of revenues in 2008. Gross margin was adversely impacted by currencies.

▪	Selling, general and administrative expenses decreased to $1,590 million for 2009 compared to $1,606 million the prior year. The decrease included favorable currency impacts and lower advertising and promotion expenses, partially offset by higher selling costs related to additional company-operated retail stores as well as higher pension expense.

▪	Operating income for 2009 was $378 million compared to $525 million in 2008. Nearly half of the decline was related to the impact of currency. Excluding the effects of currency, the balance of the change was due to lower net revenue and operating margin.
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LS&Co. FY 2009 Results/Add Two
February 9, 2010
Cash Flow and Balance Sheet
The company ended the fourth quarter with cash and cash equivalents of $271 million, an increase of $60 million from November 30, 2008. Cash provided by operating activities was $389 million for 2009, compared with $225 million for the same period in 2008, primarily reflecting reduced investment in inventory and lower operating expenses for the year. Net debt was $1.58 billion at the end of fiscal 2009, compared to $1.64 billion at the end of fiscal 2008. During the year, the company reduced long-term debt by $71 million in addition to paying more than $100 million for acquisitions and a $20 million cash dividend to common stockholders.
“We navigated one of the most challenging economic downturns in decades and came out with a stronger liquidity position and lower debt levels than at the end of 2008,” said Blake Jorgensen, chief financial officer. “At the same time, we successfully integrated our strategic acquisitions and generated solid results from those businesses. These were substantial accomplishments in a very tough environment.”
Investor Conference Call
The company’s fourth-quarter and full-year 2009 investor conference call will be available through a live audio Webcast at http://levistrauss.com/Financials/EarningsWebcasts.aspx today, February 9, 2010, at 1 p.m. PST/4 p.m. EST. A replay is available on the Web site the same day and will be archived for one month. A telephone replay also is available through February 16 at 800-642-1687 in the United States and Canada, or 706-645-9291 internationally; I.D. No. 52331217.
This news release contains, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have based these forward-looking statements on our current assumptions, expectations and projections about future events. We use words like “believe,” “will,” “so we can,” “when,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions to identify forward-looking statements, although not all forward-looking statements contain these words. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Investors should consider the information contained in our filings with the U.S. Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the fiscal year ended 2009, especially in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections. Other unknown or unpredictable factors also could have material adverse effects on our future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this news release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this news release. We are not under any obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this news release to reflect circumstances existing after the date of this news release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.
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LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	November 29,	November 30,
	2009	2008
	(Dollars in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$270,804	$210,812
Restricted cash	3,684	2,664
Trade receivables, net of allowance for doubtful accounts of $22,523 and $16,886	552,252	546,474
Inventories:
Raw materials	6,818	15,895
Work-in-process	10,908	8,867
Finished goods	433,546	517,912

Total inventories	451,272	542,674
Deferred tax assets, net	135,508	114,123
Other current assets	92,344	88,527

Total current assets	1,505,864	1,505,274
Property, plant and equipment, net of accumulated depreciation of $664,891 and $596,967	430,070	411,908
Goodwill	241,768	204,663
Other intangible assets, net	103,198	42,774
Non-current deferred tax assets, net	601,526	526,069
Other assets	106,955	86,187

Total assets	$2,989,381	$2,776,875

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Short-term borrowings	$18,749	$20,339
Current maturities of long-term debt	—	70,875
Current maturities of capital leases	1,852	1,623
Accounts payable	198,220	203,207
Restructuring liabilities	1,410	2,428
Other accrued liabilities	269,609	251,720
Accrued salaries, wages and employee benefits	195,434	194,289
Accrued interest payable	28,709	29,240
Accrued income taxes	12,993	17,909

Total current liabilities	726,976	791,630
Long-term debt	1,834,151	1,761,993
Long-term capital leases	5,513	6,183
Postretirement medical benefits	156,834	130,223
Pension liability	382,503	240,701
Long-term employee related benefits	97,508	87,704
Long-term income tax liabilities	55,862	42,794
Other long-term liabilities	43,480	46,590
Minority interest	17,735	17,982

Total liabilities	3,320,562	3,125,800

Commitments and contingencies (Note 14)
Temporary equity	1,938	592

Stockholders’ Deficit:
Common stock—$.01 par value; 270,000,000 shares authorized; 37,284,741 shares and 37,278,238 shares issued and outstanding	373	373
Additional paid-in capital	39,532	53,057
Accumulated deficit	(123,157)	(275,032)
Accumulated other comprehensive loss	(249,867)	(127,915)

Total stockholders’ deficit	(333,119)	(349,517)

Total liabilities, temporary equity and stockholders’ deficit	$2,989,381	$2,776,875

The notes accompanying our consolidated financial statements in our Form 10-K are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Year Ended	Year Ended	Year Ended
	November 29,	November 30,	November 25,
	2009	2008	2007
	(Dollars in thousands)
Net sales	$4,022,854	$4,303,075	$4,266,108
Licensing revenue	82,912	97,839	94,821

Net revenues	4,105,766	4,400,914	4,360,929
Cost of goods sold	2,132,361	2,261,112	2,318,883

Gross profit	1,973,405	2,139,802	2,042,046
Selling, general and administrative expenses	1,590,093	1,606,482	1,386,547
Restructuring charges, net	5,224	8,248	14,458

Operating income	378,088	525,072	641,041
Interest expense	(148,718)	(154,086)	(215,715)
Loss on early extinguishment of debt	—	(1,417)	(63,838)
Other income (expense), net	(38,282)	(1,400)	14,138

Income before income taxes	191,088	368,169	375,626
Income tax expense (benefit)	39,213	138,884	(84,759)

Net income	$151,875	$229,285	$460,385

The notes accompanying our consolidated financial statements in our Form 10-K are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended	Year Ended	Year Ended
	November 29,	November 30,	November 25,
	2009	2008	2007
	(Dollars in thousands)
Cash Flows from Operating Activities:
Net income	$151,875	$229,285	$460,385
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	84,603	77,983	67,514
Asset impairments	16,814	20,308	9,070
(Gain) loss on disposal of property, plant and equipment	(175)	40	444
Unrealized foreign exchange losses (gains)	14,657	50,736	(7,186)
Realized loss (gain) on settlement of forward foreign exchange contracts not designated for hedge accounting	50,760	(53,499)	16,137
Employee benefit plans’ amortization from accumulated other comprehensive loss	(19,730)	(35,995)	—
Employee benefit plans’ curtailment loss (gain), net	1,643	(5,162)	(51,575)
Write-off of unamortized costs associated with early extinguishment of debt	—	394	17,166
Amortization of deferred debt issuance costs	4,344	4,007	5,192
Stock-based compensation	7,822	6,832	4,977
Allowance for doubtful accounts	7,246	10,376	615
Deferred income taxes	(5,128)	75,827	(150,079)
Change in operating assets and liabilities (excluding assets and liabilities acquired):
Trade receivables	27,568	61,707	(18,071)
Inventories	113,014	(21,777)	40,422
Other current assets	5,626	(25,400)	19,235
Other non-current assets	(11,757)	(16,773)	(10,598)
Accounts payable and other accrued liabilities	(55,649)	(93,012)	16,168
Income tax liabilities	(3,377)	3,923	9,527
Restructuring liabilities	(2,536)	(7,376)	(8,134)
Accrued salaries, wages and employee benefits	(20,082)	(30,566)	(89,031)
Long-term employee related benefits	26,871	(35,112)	(32,634)
Other long-term liabilities	(4,452)	6,922	1,973
Other, net	(1,174)	1,141	754

Net cash provided by operating activities	388,783	224,809	302,271

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(82,938)	(80,350)	(92,519)
Proceeds from sale of property, plant and equipment	939	995	3,881
(Payments) proceeds on settlement of forward foreign exchange contracts not designated for hedge accounting	(50,760)	53,499	(16,137)
Acquisitions, net of cash acquired	(100,270)	(959)	(2,502)

Net cash used for investing activities	(233,029)	(26,815)	(107,277)

Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	—	—	669,006
Repayments of long-term debt and capital leases	(72,870)	(94,904)	(984,333)
Short-term borrowings, net	(2,704)	12,181	(1,711)
Debt issuance costs	—	(446)	(5,297)
Restricted cash	(602)	(1,224)	(58)
Dividends to minority interest shareholders of Levi Strauss Japan K.K.	(978)	(1,114)	(3,141)
Dividend to stockholders	(20,001)	(49,953)	—

Net cash used for financing activities	(97,155)	(135,460)	(325,534)

Effect of exchange rate changes on cash and cash equivalents	1,393	(7,636)	6,953

Net increase (decrease) in cash and cash equivalents	59,992	54,898	(123,587)
Beginning cash and cash equivalents	210,812	$155,914	279,501

Ending cash and cash equivalents	$270,804	$210,812	$155,914

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$135,576	$154,103	$237,017
Income taxes	56,922	63,107	52,275
The notes accompanying our consolidated financial statements in our Form 10-K are an integral part of these consolidated financial statements.